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                                                                   EXHIBIT 10.18

Pennsylvania
Merchant
Group Ltd
An investment Banking and Venture Capital Firm


February 28, 1996

PRIVATE AND!CONFIDENTIAL
------------------------


Mr. Richard 1. Coburn
President and Chief Executive Office
Accent Color Sciences
Riverview Square
99 East River Drive
East Hartford, CT 06108

Dear Mr. Coburn:

We are pleased to propose that Accent Color Science, Inc. ("Accent" or the "Company") retain Pennsylvania Merchant Group Ltd ("PMG") as its exclusive financial advisor and investment banker. The principal elements of the agreement ('Agreement') between PMG and Accent in connection with the performance of our financial advisory and placement services are as follows:

I.   Services to be Rendered. The services that PMG will render to Accent under
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     the terms of this Agreement will include, but not be limited to, the following:

     (a) PMG will use its best efforts to raise, as soon as practicable, on behalf of Accent, between S' ).O and $4.0 million in Common Stock (the "Placement") at an offering price (the "Offering Price") of $12.00 per share, based on approximately 1.6 million fully diluted shares currently outstanding. The Placement may be completed as one closing, or in a series of closings, subject to a minimum offering size (a "Minimum Offering Size") to be agreed to by the Company and PMO. It is understood that for the purpose of providing liquidity to prospective investors, the Placement may be transacted through a publicly-traded corporation.

     (b) and PMG may render such other financial advisory and investment banking services as from time to time may be agreed upon by PMO and Accent, including, but not limited to acting as managing underwriter for an initial public offering (the "IPO") of the Company's Common Stock.
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Mr. Richard J. Coburn
February 28, 1996



Offering & Memorandum.  The Company will provide to PMG documents to be provided
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to potential purchasers of the Placement as offering materials (the "Offering
Materials"). The Company represents that the Offering Materials will not, as of the Closing Date of the Placement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (other than information relating to PMG furnished writing by PMG expressly for use in the Offering Materials as to which the Company makes no representation or warranty). T'he Company agrees to cooperate with PMG in connection with the Investment, including making appropriate officers or principals of the Company available to PMG for meetings with prospective purchasers. The Company and PMG will prepare definitive transaction document5 for use in the Placement, including a Purchase Agreement and a Registration Rights Agreement, all of which shall be in form and substance reasonably satisfactory to PMG and Company. Registration Rights Agreement will contain, among other provisions, provisions obligating the Company to indemnify the holders of securities registered thereunder, including PMG. in certain circumstances. The Company will also cause to be furnished to PMG at the Closing Date and at any subsequent closing such customary opinions of counsel as PMG may reasonably request, dated as of the Closing Date, reasonably satisfactory to PMG. PMO recognizes and acknowledges that it is not authorized to make any representations or statements to any potential purchaser other than and to the extent that such representations and statements are contained in the Offering Materials.



3.   Fees.
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     (a)Placement Agent Fee: PMG will receive a fee of 9.0% percent of the total
Placement.



     (b)Expense Reimbursement: The Company will reimburse PMO our reasonable out-of pocket expenses, which shall be limited to an aggregate of $100,000, including Placement Agent's counsel.
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4.   PMG Warrants.   Company agrees to sell to P-NLG or its designees, for
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     nominal consideration, warrants to purchase shares of Common Stock (the
     'PMG Warrants") equal to 5 % of the shares issued or issuable in the Placement. The PMG Warrants shall have the following terms: (i) be non-redeemable by the Company; (ii) be immediately exercisable at a price per share of Common Stock equal to the Offering Price; (iii) be exercisable at any time and from time to time, in whole or in part, on a net basis for a period of five (5) years following the Closing Date; and (iv) contain anti-dilutive and registration rights provisions, and such other terms as shall be agreed upon by the Company and PMG and set forth in final written agreements governing such securities. The Company agrees to permit PMG to exercise the PMG Warrants on a cashless "net" basis at any time prior to expiration of the PMG Warrants.

Mr. Richard J. Coburn
February 28, 1996

5.   Right of First Refusal Upon the successful completion of the Placement as
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     described in this letter, in which gross proceeds to the Company equal or exceed the Minimum Offering Size, PMG shall have the right to act as underwriter and/or placement agent for the Company for a period of three
     (3) years from the signing of this letter. This will include the right to act as managing underwriter should the Company pursue a Public Offering, with a minimum of fifty (50) percent of any underwriting fees paid as part of the Public Offering accruing to PMG. PMG agrees that it will notify the Company of its decision whether or not to exercise this right within thirty
     (30) business days of receipt of written notice of the intention of the Company or its successor to offer securities for sale.



6.   Term of Agreement.  This Agreement shall commence as of the date of this
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     letter and shall continue in effect through May 31, 1996. Tbereafter, this
     Agreement shall continue in effect until terminated by either PMG or Accent. Termination shall become effective thirty (30) days after written notice of termination is received by the other party, subject to those provisions of this Agreement which have application subsequent to the termination of this Agreement. If the Company terminates the Agreement prior to May 31, 1996, any unreimbursed Placement Agent expenses shall become immediately due and payable.



7.   Indemnity.  Accent agrees to indemnity and hold harmless PMG, including any
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     affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with a proposed financing (whether or not consummated) (the "Indemnitees"), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof), related to or arising out of its activities hereunder. Notwithstanding the foregoing, Accent shall not be liable for indemnity under this Agreement in respect of any loss, claim, damage, liability or expense arising from PMG's misconduct or negligence in performing the services described above. This provision shall survive any termination of PMG's engagement as well as the consummation or abandonment of any Acquisition, Placement or Offering.
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9.   Entire Agreement and Governing Law.  This Agreement may not be amended or
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     modified except in writing, and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Mr. Richard J. Coburn
February 28, 1996



If the foregoing correctly sets forth your understanding, PLEASE so indicate by signing and returning to us the ENCLOSED copy of this letter.



SINCERELY,

PENNSYLVANIA MERCHANT GROUP LTD



Richard A. Hanson
President



ACCEPTED and AGREED to this

ACCENT, INC.


day of



BY:
Mr. Richard J. Coburn
President